AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated as of November 17, 2011 to the Investment Sub-Advisory Agreement dated as of August 22, 2008 between Independence Capital Management, Inc. (the “Adviser”) and AllianceBernstein L.P. (the “Sub-Adviser”) with respect to the SMID Cap Value Fund (the “Fund”), a portfolio of the Penn Series Funds, Inc.

WITNESSETH:

WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement dated as of August 22, 2008 (the “Agreement”), pursuant to which the Sub-Adviser renders investment sub-advisory services to the Fund;

WHEREAS, Section 3 of the Agreement sets forth the terms and conditions with respect to the compensation payable by the Adviser to the Sub-Adviser for the services rendered to the Fund pursuant to the Agreement; and

WHEREAS, Adviser and Sub-Adviser desire to amend Section 3 of the Agreement for the purpose of revising the terms and conditions with respect to the compensation payable to the Sub-Adviser under the Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

Section 3.B. of the Agreement is hereby deleted and replaced with the following:

B. Fee Rate. Ninety-five basis points (0.95%) with respect to the first $10,000,000 of the average daily net assets of the Fund; seventy-five basis points (0.75%) with respect to the next $40,000,000 of the average daily net assets of the Fund; sixty-five basis points (0.65%) with respect to the next $50,000,000 of the average daily net assets of the Fund; and fifty-five basis points (0.55%) with respect to the average daily net assets of the Fund in excess of $100,000,000.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

Independence Capital Management, Inc.		AllianceBernstein L.P.

By:	/s/ Peter M. Sherman	By:	/s/ Louis T. Mangan
Name:	Peter M. Sherman	Name:	Louis T. Mangan
Title:	President	Title:	Assistant Secretary

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